As filed with the Securities and Exchange Commission on August 19, 2009.
Registration No. 333-35800

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
WISCONSIN ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation or organization)	39-1391525 (I.R.S. Employer Identification Number)

231 West Michigan Street P.O. Box 1331 Milwaukee, Wisconsin (Address of Principal Executive Offices)	53201 (Zip Code)

Wisconsin Gas Company Local No. 7-0018 Savings Plan	Wisconsin Gas Company Employees’ Savings Plan	Hypro Corporation 401(k) and Profit Sharing Plan

Wisconsin Gas Company Local 7-0018-1 Savings Plan	Sta-Rite Industries Incentive Savings Plan (Full title of the plans)	SHURflo 401(k) Profit Sharing Plan
Jeffrey West
Vice President and Treasurer
231 West Michigan Street
P.O. Box 1331
Milwaukee, Wisconsin 53201
(Name, address and telephone number, including area code, of agent for service)
Copy to:
John T. W. Mercer
Mercer Thompson LLC
191 Peachtree Street, N.E.
Suite 3265
Atlanta, Georgia 30303
(404) 577-4201
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANTORY NOTE
Wisconsin Energy Corporation (“WEC”) filed a Registration Statement on Form S-8 on April 27, 2000 (Registration No. 333-35800) (the “Registration Statement”) to register 2,000,000 shares of WEC’s common stock, par value $.01 per share (along with an indeterminate amount of plan interests), for issuance pursuant to the (i) Wisconsin Gas Company Local No. 7-0018 Savings Plan; (ii) Wisconsin Gas Company Local 7-0018-1 Savings Plan; (iii) Wisconsin Gas Company Employees’ Savings Plan (collectively with the plans listed in (i) and (ii) above, the “Wisconsin Gas Plans”); (iv) Hypro Corporation 401(k) and Profit Sharing Plan; (v) Sta-Rite Industries Incentive Savings Plan; and (vi) SHURflo 401(k) Profit Sharing Plan (collectively with the plans listed in (iv) and (v) above, the “Manufacturing Plans”). The Wisconsin Gas Plans have been previously combined with the Wisconsin Energy Corporation Employee Retirement Savings Plan. In addition, WEC has previously disposed of the businesses related to the Manufacturing Plans and such disposition included the transfer of the Manufacturing Plans.
In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister and remove all of the previously registered shares of common stock of WEC that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on August 19, 2009.

WISCONSIN ENERGY CORPORATION
By	/s/ Gale E. Klappa
Gale E. Klappa, Chairman of the Board,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Gale E. Klappa Gale E. Klappa, Chairman of the Board, President and Chief Executive Officer and Director — Principal Executive Officer	August 19, 2009

/s/ Allen L. Leverett	August 19, 2009
Allen L. Leverett, Executive Vice President and Chief Financial Officer — Principal Financial Officer

/s/ Stephen P. Dickson	August 19, 2009
Stephen P. Dickson, Vice President and Controller — Principal Accounting Officer

/s/ John F. Bergstrom	August 19, 2009
John F. Bergstrom, Director

/s/ Barbara L. Bowles	August 19, 2009
Barbara L. Bowles, Director

/s/ Patricia W. Chadwick	August 19, 2009
Patricia W. Chadwick, Director

/s/ Robert A. Cornog	August 19, 2009
Robert A. Cornog, Director

/s/ Curt S. Culver	August 19, 2009
Curt S. Culver, Director

/s/ Thomas J. Fischer	August 19, 2009
Thomas J. Fischer, Director

/s/ Ulice Payne, Jr.	August 19, 2009
Ulice Payne, Jr., Director

/s/ Frederick P. Stratton, Jr.	August 19, 2009
Frederick P. Stratton, Jr., Director